Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated April 12, 2007, on the financial statements of Asia Time Corporation as of and for the years ended December 31, 2006, 2005, and 2004 in the Registration Statement of Asia Time Corporation on Form S-1 (File No. 333-140692).

For the purpose of the aforesaid Registration Statement, we also consent to the reference of our firm as "Experts" under the 'Experts' caption, which, insofar as applicable to our firm means accounting experts.

HONG KONG,	/s/ Dominic K. F. Chan & Co.
December 14, 2007	Dominic K. F. Chan & Co. Certified Public Accountants